ENTERPRISE FINANCIAL SERVICES CORP
150 N. MERAMEC
CLAYTON, MISSOURI  63105

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Enterprise Financial Services Corp (the “Company”) will be held at The Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri 63141, on Wednesday, April 20, 2005, at 4:00 p.m. Central Standard time, for the following purposes:

1.	To elect 12 directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and have qualified.

2.	To ratify the appointment of KPMG LLP as independent auditors for the year ending December 31, 2005.

3.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 9, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting.  You have three options for voting your shares:

1.	complete and return the proxy card sent to you,
2.	vote via the Internet, or
3.	vote via the telephone.

For internet or telephone voting, instructions are printed on the proxy card sent to you.  You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Karen K. Sher, Secretary

Clayton, Missouri
March 21, 2005

ENTERPRISE FINANCIAL SERVICES CORP
150 N. Meramec
Clayton, Missouri 63105

PROXY STATEMENT

The proxy materials are delivered by the Board of Directors of Enterprise Financial Services Corp (the “Company”), in connection with the solicitation of proxies to be voted at the 2005 Annual Meeting of Shareholders or any adjournment or postponement thereof.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2004 Annual Report were first mailed to shareholders on or about March 21, 2005.

What may I vote on?

•	election of 12 directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and have qualified; and
•	ratification of the appointment of KPMG LLP as independent auditors for fiscal 2005 (Proposal 2).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE 12 DIRECTORS AND FOR
THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

Who can vote at the meeting? The Board of Directors has set March 9, 2005 as the record date for the Annual Meeting.  All shareholders who owned Enterprise common stock at the close of business on the record date may attend and vote at the Annual Meeting.  Each shareholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on.  On the Record Date, there were 9,972,250 shares of common stock outstanding.  Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Shareholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, UMB, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  As the shareholder of record, you have the right to vote by proxy.  There are three ways you can vote:

•	Vote by Internet – www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.
•	Vote by phone – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.
•	Vote by mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record.  You should follow the voting directions provided by your broker or nominee.  You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee.

Can I change my vote? Yes. If you are the shareholder of record, you may revoke your proxy at any time before the Annual Meeting by:
•	entering a new vote by Internet or telephone;
•	returning a later-dated proxy card;
•	sending written notice of revocation to the Secretary of the Company; or
•	attending the Annual Meeting and voting by ballot.

How many votes must be present to hold the Annual Meeting?  The presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote constitutes a quorum at the Meeting for the election of directors and for other proposals.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

How many votes are needed to approve the proposals?  Each holder of Common Stock is entitled to one vote for each share of Common Stock held with respect to each matter to be voted upon; provided, however, that cumulative voting shall be available for the election of directors.  Under cumulative voting, each shareholder is entitled to cast a number of votes equal to the number of shares held by such shareholder multiplied by the total number of directors to be elected.  These votes may be divided among all nominees equally or may be voted for one or more of the nominees, either in equal or unequal amounts, as the shareholder may elect. A plurality of votes cast at the Annual Meeting is required for the election of each director.

Ratification of the selection of independent auditors and approval of any other proposal which may be brought before the meeting each requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the matter.

An abstention from voting on a matter by a stockholder present in person or by proxy will have no effect on the election of directors but will have the same legal effect as a vote against any other proposal.  If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present and entitled to vote on the proposal.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting which are not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees and FOR the ratification of the recommended independent auditors.

Who pays for this proxy solicitation?  The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities.  The Company has engaged Automatic Data Processing, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies.  The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of common stock as of the record date.

The date of this Proxy Statement is March 21, 2005

ELECTION OF DIRECTORS - Proposal No. 1

The Board of Directors, upon recommendations of its Nominating Committee, has nominated for election the 12 persons named below.  It is intended that proxies solicited will be voted for such nominees.  The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The following biographical information is furnished with respect to each member of the Board of Directors of the Company, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank”).

There are no family relationships between or among any directors or executive officers of the Company.  Except as noted below, none of the Company’s directors or executive officers serves as a director of (1) any company that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (2) any investment company registered under the Investment Company Act of 1940.

Name	Principal Occupation and Five Year Business Experience	Age	Director Since

Kevin C. Eichner	President and Chief Executive Officer of the Company since 2002; Vice Chairman of the Company since 1995; Chief Executive Officer, GenAmerica Financial Corporation (financial services) 2000-2002; Executive Vice President, General American 1997-2000.	54	1995

Paul J. McKee, Jr.	Chairman of the Company since 2001; Director, Paric Corporation (design/build contracting business) since 1979; Director and Chief Executive Officer of Environmental Management Corp (environmental operations firm) 1982-2002; Chief Executive Officer of McEagle Development (real estate development and operations firm) since 1995.	59	2001

Peter F. Benoist	Executive Vice President of the Company and Chairman and Chief Executive Officer of the Bank since 2002; Executive Director, St. Louis Regional Housing and Community Development Alliance (RHCDA) 1999-2002; Regional Chairman, Firstar Corporation 1997-1999.	57	2002

Paul R. Cahn	President, Elan Polo Imports, Inc. (importer of women’s and children’s casual shoes) since 1976.	79	1996

William H. Downey	President & Chief Operating Officer, Great Plains Energy Inc. (electric utilities) since 2003; Director, Great Plains Energy Inc. (NYSE: GXP) since 2003; President and Chief Executive Officer, Kansas City Power & Light Company 2000-2003; Executive Vice President, Great Plains Energy, Inc. 2002-2003; President, Unicom Electric Services (energy market and services) 1997-1999	60	2002

Robert E. Guest, Jr.	Partner, Benson & Guest LLP (law firm) since 1986.	50	2002

Richard S. Masinton	Chief Administrative Officer and Chief Financial Officer, Russell Stover Candies (candy manufacturer) since 1997.	63	2000

Birch M. Mullins	President, Lindbergh Warson Properties (real estate investments) since 1988.	61	1996

James J. Murphy, Jr.	President and Chief Executive Officer, Murphy Company (mechanical specialty contracting firm) since 1979.	61	2002

Name	Principal Occupation and Five Year Business Experience	Age	Director Since

Robert E. Saur	Chairman and President, Conrad Properties (developer of commercial and residential real estate properties) since 1975.	61	1995

Sandra Van Trease	Senior Executive Officer and Group President, BJC HealthCare (not-for-profit operator of hospitals) since 2004; President and Chief Executive Officer, UNICARE (an operating unit of Well Point Inc., a health insurance company) 2002-2004; President, Chief Financial Officer and Chief Operating Officer of RightChoice (health insurance company) 2000-2002; Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of RightChoice (health insurance company) 1997-2000.	44	2005

	Director and member of Audit Committee for Peabody Energy (NYSE: BTU) since 2002.

Henry D. Warshaw	President, Virtual Realty Enterprises (real estate investments) since 1998.	51	1996

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE INDIVIDUALS
LISTED FOR ELECTION AS DIRECTORS OF THE COMPANY.

Director Compensation

In 2004, Directors received cash payments of $100 per board meeting and $50 per committee meeting.  Directors, except Chairman McKee and any rotating members, who served on the Executive Committee, Audit Committee or Compensation Committee, or served as a Banking Unit Chairperson, received a $500 monthly retainer in addition to the meeting fees noted above.  However, revised compensation was implemented as of January 1, 2005, as follows:

For Board service, Directors (except Chairman McKee) receive:
•	$6,000 paid in restricted share units (“RSU’s”), which are awarded at the beginning of the year of service and vest at the end of the same year.
•	$750 per Board meeting attended

For Committee service, Directors (except Committee Chairperson) receive:
•	$500 per committee meeting attended

Committee chairpersons receive an annual retainer, paid pro-rata over 12 months:
Audit Committee Chair – $8,000
Compensation Committee Chair – $6,000
Nominating and Governance Committee Chair – $4,000

There was no change in compensation for Chairman McKee, who serves under a consulting agreement from which he receives $40,000 annually.  He receives no other payment for Board or Committee service.

Directors who are employees of the Company are not eligible to receive any form of compensation for their services as Directors.

Effective January 1, 2005, in recognition of their service, a one-time award of $6,000 in Restricted Share Units (“RSU’s”) was made to each of the following former Directors who resigned from the Board effective December 31, 2004: Ronald E. Henges, Jerry McElhatton, William B. Moskoff, James J. Murphy, Jr., Stephen A. Oliver, James L. Wilhite, and James A. Williams.

Board and Committee Meetings

All Committee members are appointed by the Board.  In addition, the Board has established membership standards for each committee which require that a certain number of committee members must be “independent directors”, as that term is defined in Rule 4200 (a)(15) of the NASDAQ rules.  Although the Company was not listed on NASDAQ in 2004, the Company has used NASDAQ’s independence criteria in making this judgment in accordance with applicable SEC rules.  Effective February 8, 2005, the Company was listed on NASDAQ.

The Board met 4 times in 2004.  All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2004 except Directors Henges and McElhatton.  In 2005, the Board is scheduled to meet seven times, with an optional eighth meeting.

Executive Committee. The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board of Directors in the management of the business and affairs of the Company when the full Board of Directors is not in session, except to the extent limited by applicable Delaware law.  The charter for the Executive Committee may be found at the Company’s website at www.enterprisebank.com.  All actions by the committee are reported at the next regular Board of Directors meeting.  In addition, approved Executive Committee minutes are shared with all Directors.    In 2004, the committee met eleven times.  In 2005, the Committee will meet only as needed, given the additional meetings of the full Board.

The Committee consists of at least five non-employee directors who are “independent directors” as defined in the NASDAQ standards.  For 2004, the Executive Committee consisted of Directors McKee, Eichner, Benoist, Mullins, Murphy, Saur, Warshaw, and former Director Oliver and at times, two additional directors who served on a rotating basis for three meetings.  In 2005, the Executive Committee consists of Directors McKee, Eichner, Benoist, Mullins, Murphy, Saur and Warshaw.

Audit Committee.  The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors by reviewing all audit processes and fees, the financial information provided to the stockholders and the Company’s systems of internal financial controls.  The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent public auditor.

The Committee shall consist of three or more directors who meet the NASDAQ independence standards.  For 2004, the Audit Committee consisted of Directors Masinton, Mullins, Guest and former Director McEllhatton.  Beginning in January 2005, the Audit Committee consists of Directors Masinton, Guest and Van Trease. The Audit Committee met four times in 2004.

The Board of Directors has determined that Directors Van Trease and Masinton satisfy the requirements of a “financial expert” as defined in Item 401(h)(2) of Regulation S-K and satisfy the definition of “financially sophisticated” under NASDAQ Rule 4350(d).

In the opinion of the Company’s Board, none of the Directors on the Audit Committee has a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director.  None of them are or have been for the past three years employees of the Company or the Bank, and none of their immediate family members are or have for the past three years been executive officers of the Company or the Bank.  In the opinion of the Company’s board, each of the Directors on the Audit Committee are “independent directors”, as that term is defined in the NASDAQ rules.

As noted in the Audit Committee’s charter, the Company’s management is responsible for preparing the Company’s financial statements.  The Company’s independent auditors are responsible for auditing the financial statements.  The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities.  The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent auditors.

Audit Committee Report. The Audit Committee submits the following report:

The Audit Committee operates under a written charter approved by the Board of Directors which is available at the Company’s website at www.enterprisebank.com.

Management is responsible for the Company’s internal controls and financial reporting process.  The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent auditors.  The Audit Committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees.  The Audit Committee received written disclosures from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the auditors’ independence, and discussed with the auditors their independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,
Richard S. Masinton, Chairperson	Robert E. Guest Jr.	Sandra VanTrease

The Audit Committee has considered whether the provision by KPMG LLP of the services covered by the audit fees is compatible with maintaining the firm’s independence and concluded that it is compatible.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors.  The Chairman of the Audit Committee has authority to approve in advance all audit or non-audit services to be provided by the independent auditors if presented to the full Audit Committee at the next regularly scheduled meeting.

Principal Accounting Fees.  The following table sets forth fees billed to the Company for the years ended December 31, 2004 and 2003 by the Company’s principal accounting firm KPMG LLP:

	December 31,

	2004	2003

Audit fees (1)	$280,875	$127,200
Audit related fees (2)	5,000	41,500
Tax fees (3)	48,006	74,158
All other fees	—	—

Total	$333,881	$242,858

(1)

Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings including consultation on various accounting matters.

(2)	Includes fees for professional services rendered for the Trust Division of Enterprise Bank & Trust.
(3)	Includes professional services rendered for preparation of tax returns and consultation with the Company on various tax matters.

The increase in audit fees for 2004 over 2003 was primarily attributable to audit procedures consistent with Section 404 of the Sarbanes-Oxley Act of 2002.

Financial Information Systems Design and Implementation Fees.  KPMG LLP did not perform any services and therefore billed no fees relating to operating or supervising the operation of the Company’s information systems or local area network or for designing or implementing the Company’s financial information management systems during 2004.

Compensation Committee.  The Compensation Committee reviews and recommends salaries, bonuses and benefits for officers and certain other employees of the Company.  The charter for the Compensation Committee may be found at the Company’s website at www.enterprisebank.com.  The Compensation Committee also supervises the operation of the Company’s compensation plans and reports back to the full Board.

The Committee shall consist of no fewer than three members who meet the NASDAQ independence standards and shall be outside directors within the meaning of section 162(m) of the Internal Revenue Code of 1986.     In 2004, the Compensation Committee met ten times.  None of the members of the Compensation Committee is or has been an officer or employee of the Company.   During fiscal year 2004, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

Compensation Committee Report.  The Compensation Committee submits the following report:

The Compensation Committee (the “Committee”) administers the Company’s executive compensation program.  In this regard, the role of the Committee is to oversee the Company’s compensation plans and policies, annually review and approve all executive officer compensation decisions and administer stock-based compensation plans.  The Committee’s charter reflects these various responsibilities.  The membership of the Committee is determined by the Board and consists entirely of independent directors.  Committee decisions are made at the Committee’s periodic meetings and may be made by written consents.  The Committee Chairman reports its actions and recommendations at Board meetings.  The Committee uses the Company’s human resources and other personnel as staff to support its work.  In addition, the Committee is authorized to engage the services of outside advisers.  In the past two years, the Committee has engaged an outside compensation consultant to assist it in its work.

Compensation Policy
The Company’s general compensation policy is to set executive compensation so as to facilitate recruitment and retention of talent while aligning the interests of management and shareholders and fostering achievement of the Company’s strategic plan.  The Company’s goal is to set executive compensation so as to be competitive in the marketplace for management talent among its peer group and to be generally competitive in the marketplace for the banking industry in general for other talent.

The Company’s general policy is that executive compensation should consist of three components:  base salary, short-term incentive compensation and long-term incentive compensation.  Short-term incentive compensation is based upon pre-established annual individual and corporate performance goals for the year with established levels of threshold, target and exceptional.

In 2004, the Company began revamping its long-term incentive compensation to replace stock option grants with grants of restricted stock.  Generally, under this program, participating executives will be granted restricted stock units (“RSUs”) which entitle a participant to receive stock subject to certain performance standards being met and further subject to a level five-year vesting period once earned.  For future years, the Committee expects to issue RSUs which will be earned over a multi-year period based upon the Company’s earnings per share growth compared to an established peer group, subject to a level five-year vesting period once earned.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the Company’s chief executive officer and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million.  The Committee intends to award executive compensation that meets the Section 162(m) deductibility requirements, subject to the Committee’s exercising its discretion to award non-deductible compensation when it considered it in the best interests of the Company and stockholders to do so.

CEO Compensation
Mr. Eichner’s base salary for calendar 2004 was $300,000.  In addition, Mr. Eichner received a 2004 bonus of $387,000.  His bonus was based upon exceptional performance in meeting certain pre-established goals relating to earnings per share, asset quality and growth in certain specified categories.

Respectfully submitted by the Compensation Committee,
William H. Downey, Chairperson	Paul J. McKee, Jr.	Birch M. Mullins
Henry D. Warshaw

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the shareholders’ annual meeting.  The charter for the Nominating and Corporate Governance Committee may be found at the Company’s website at www.enterprisebank.com.  The Committee also helps determine membership on Board committees, recommends corporate governance guidelines and oversees an annual Board self-evaluation.

The Committee shall consist of no fewer than three directors who meet the NASDAQ independence standards.  In 2004, the Nominating and Corporate Governance Committee consisted of Directors McKee, Cahn, Eichner, Murphy and former Directors Henges, Murray and Wilhite.  The Committee met three times in 2004.   Nominating and Governance Committee members for 2005 are Directors McKee, Cahn, Eichner, Murphy and Saur.

The Nominating and Corporate Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, shareholders and other persons.  Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.  Any shareholder nomination must be submitted in writing to the Secretary, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105 and should include the shareholder’s name, address and number of the Company’s shares owned by the shareholder along with the nominee’s name and qualifications.  There are no nominees for election to the Company’s Board of Directors at the 2005 annual meeting of shareholders other than directors standing for re-election by the Shareholders and Director Van Trease who was elected to the Board by the Directors in January 2005.

Shareholders may communicate directly to the Board of Directors by sending a letter to the Board at: Enterprise Financial Services Corp Board of Directors, 150 North Meramec, Clayton, Missouri 63105.  All communications directed to the Board of Directors will be received and processed by the Secretary of the Company and will be transmitted to the Chairman of the Nominating and Corporate Governance Committee without any editing or screening.

Code of Ethics and Business Conduct.   The Company has adopted a Code of Ethics applicable to its Chief Executive Officer and senior financial officers.  A copy of the Code of Ethics has been filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Executive Officers

Name	Principal Occupation and Five Year Business Experience	Age

Kevin C. Eichner	President and Chief Executive Officer of the Company since 2002; Vice Chairman of the Company since 1995; Chief Executive Officer, GenAmerica Financial Corporation (financial services) 2000-2002; Executive Vice President, General American 1997-2000.	54

Peter F. Benoist	Executive Vice President of the Company and Chairman and Chief Executive Officer of the Bank since 2002; Executive Director, St. Louis Regional Housing and Community Development Alliance (RHCDA) 1999-2002; Regional Chairman, Firstar Corporation 1997-1999.	57

Stephen P. Marsh	Chief Credit Officer of Company and President, St. Louis Region of the Bank since 2004; President and Senior Lender, St. Louis Region of the Bank 2003-2004; President and Senior Loan Officer of Southwest Bank of St. Louis 1994-2003.	49

Frank H. Sanfilippo	Chief Financial Officer of the Company since 2001; Executive Vice President and Chief Financial Officer of First Banks, Inc 1999-2001; Senior Vice President and Director of Management Accounting, Mercantile Bancorporation Inc. 1997-1999.	42

Jack L. Sutherland	Chairman, Kansas City Region of the Bank since 2005; President and Chief Operating Officer of the Bank since 2000; President, Kansas City Region of the Bank 2000-2004; President, Aurora Products (manufacturer) 1999.	61

James C. Wagner	Executive Vice President of the Company since 2001; Chief Financial Officer of the Company 1997–2001.	39

Executive Compensation

The following table shows the compensation paid to the Company’s Chief Executive Officer and the four other most highly paid executive officers of the Company, including its subsidiary, Enterprise Bank & Trust, for the years ended December 31, 2004, 2003 and 2002. The individuals listed in this table are known as “named executive officers”.

		Annual Compensation			Long Term Compensation Awards

Name	Year	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options/SARs	All Other Compensation (2)

Kevin C. Eichner (3)	2004	$300,000	$387,000	$6,000	—	$27,204
	2003	$300,000	$369,150	$6,000	58,209	$27,468
	2002	$150,000	$150,100	$3,000	82,905	$1,175
Peter F. Benoist(4)	2004	$250,000	$297,000	$6,000	—	$8,710
	2003	$250,000	$250,150	$6,000	37,313	$9,940
	2002	$62,500	$50,050	$1,500	50,000	—
Stephen P. Marsh(5)	2004	$202,100	$112,000	$6,000	—	$11,913
	2003	$72,321	$33,050	$2,125	32,700	$500
	2002	N/A	N/A	N/A	N/A	N/A
Jack L. Sutherland	2004	$257,500	$118,000	$7,200	—	$20,125
	2003	$257,500	$128,650	$7,200	18,657	$14,623
	2002	$259,187	$118,525	$7,200	12,000	$15,779
James C. Wagner	2004	$162,242	$107,200	$4,200	—	$9,084
	2003	$156,667	$84,150	$4,200	11,194	$7,487
	2002	$148,125	$73,343	$4,200	8,500	$8,832

(1)	Includes car allowance, when applicable.
(2)	Includes split dollar life insurance premium, long-term disability premium, company 401(k) match deferrals and club membership dues, when applicable.
(3)

Kevin C. Eichner became President and Chief Executive Officer on July 1, 2002.  Prior to becoming President and Chief Executive Officer, Mr. Eichner served as Vice-Chairman of the Company.  A discussion of the terms of Mr. Eichner’s employment agreement is presented below.

(4)	Peter F. Benoist became Executive Vice President of the Company on October 1, 2002. A discussion of the terms of Mr. Benoist’s employment agreement is presented below.
(5)	Stephen P. Marsh became President and Senior Lender, St. Louis Region of the Bank on August 25, 2003. A discussion of Mr. Marsh’s employment agreement is presented below.

Options/SAR Grants in Fiscal 2004

During 2004 the Company granted no stock options to any of the named executive officers.  As part of transitioning the Company to a new long-term incentive plan which the Company expects to implement in the first half of 2005, during the 4th quarter 2004 the Board of Directors accelerated the vesting of the Company’s outstanding stock options held by its employees and directors. The Company has never granted stock appreciation rights (SARs) to any of the named executive officers.

Aggregated Option/SAR Exercises in 2004 and Year End Option/SAR Values

The following table sets forth certain information regarding the number and value of unexercised options held by each of the named executive officers as of December 31, 2004.  Amounts described in the following table under the heading “Value of Unexercised In-the-Money Options/SARs at Fiscal Year End” are determined by multiplying the number of shares underlying the options by the difference between the last reported per share sale price of the Company’s common stock on December 31, 2004 and the per share option exercise price.

As noted above, during the 4th quarter 2004 the Board of Directors accelerated the vesting on the Company’s outstanding stock options held by its employees and directors.

	Shares Exercised		Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year End

Name	Number of Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kevin C. Eichner	—	—	118,114	—	$1,505,942	—
Peter F. Benoist	—	—	87,313	—	$602,796	—
Stephen P. Marsh	—	—	25,000	—	$136,250	—
Jack L. Sutherland	—	—	60,657	—	$331,651	—
James C. Wagner	—	—	64,694	—	$600,814	—

Equity Compensation Plans

The following table summarizes the Company’s equity compensation plans as of December 31, 2004.  Information is included for both equity compensation plans approved by the Company shareholders and equity compensation plans not approved by the Company shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a) (c)

Equity compensation plans approved by the Company’s shareholders	1,299,321		$11.07	386,382
Equity compensation plans not approved by the Company’s shareholders	—		—	—
Total	1,299,321	(1)	$11.07	386,382	(2)

1)	Includes the following:
	a)	13,200 shares of common stock to be issued upon exercise of outstanding stock options granted under the 1990 Stock Incentive Plan (Plan II);
	b)	276,100 shares of common stock to be issued upon exercise of outstanding stock options granted under the 1996 Stock Incentive Plan (Plan III);
	c)	499,500 shares of common stock to be issued upon exercise of outstanding stock options granted under the 1999 Stock Incentive Plan (Plan IV);
	d)	432,771 shares of common stock to be issued upon exercise of outstanding stock options granted under the 2002 Stock Incentive Plan (Plan V); and
	e)	77,750 shares of common stock to be issued upon exercise of outstanding stock options granted under the 1998 Nonqualified Plan.
2)	Includes the following:
	a)	6,300 shares of common stock available for issuance under the 1996 Stock Incentive Plan (Plan III);
	b)	33,800 shares of common stock available for issuance under the 1999 Stock Incentive Plan (Plan IV);
	c)	311,297 shares of common stock available for issuance under the 2002 Stock Incentive Plan (Plan V);
	d)	20,335 shares of common stock available under stock option plans inherited with the Commercial Guaranty Bank merger in 2000; and
	e)	14,650 shares of common stock available for issuance under the 1998 Nonqualified Plan.

Employment Agreements

Executive Employment Agreement with Mr. Eichner.  The Company entered into an Executive Employment Agreement with Mr. Eichner dated July 1, 2002 (the “Eichner Agreement”).   The following is intended to be a general summary of the provisions of the Eichner Agreement.   The agreement specifies that Mr. Eichner will serve as the President and Chief Executive Officer of the Company for an initial term of three years.  The term may be extended by mutual written agreement of Mr. Eichner and the Company.   The duties and responsibilities of Mr. Eichner are specifically identified in the Eichner Agreement and are believed to be consistent with the duties and responsibilities of someone in that position for a financial services company.

The Eichner Agreement provides that Mr. Eichner will receive a minimum annual base salary of $300,000 and is further entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the President and Chief Executive Officer of the Company as determined by the Compensation Committee.  Mr. Eichner is entitled to receive a draw against his annual targeted bonus, provided that the Board of Directors may reduce or eliminate such draw based on its evaluation of his progress in meeting his established targets.

The Eichner Agreement also grants to Mr. Eichner stock options for 82,905 common shares at $9.30 per share.  Options will vest and become exercisable at the rate of 27,635 shares per year starting on June 30, 2003 through June 30, 2005.   Mr. Eichner will also be eligible for additional stock option grants annually as determined by the Board of Directors under plans amended or adopted by the Company from time to time.

The Eichner Agreement provides no exact termination date, but provides for various potential circumstances for termination by the Company or Mr. Eichner.  These circumstances include mutual agreement, by the Company for “cause” (as defined in the Eichner Agreement), by the Company without cause at any time (as defined in the Eichner Agreement), by the Company due to Mr. Eichner’s disability (as defined in the Eichner Agreement), and by Mr. Eichner in connection with a “change of control” (as defined in the Eichner Agreement).

The method of termination determines the amount of compensation, if any, due to Mr. Eichner in connection with such termination.  Generally, Mr. Eichner is entitled to payment of salary and bonus through his date of termination.  If the Company terminates him “other than for cause”, he shall be paid as severance compensation his base salary through the remaining period of the Eichner Agreement or the one-year period commencing on the termination date (whichever period is shorter) plus any accrued and unpaid bonus.  If he is terminated in connection with a “change of control”, Mr. Eichner is entitled to an amount equal to 24 months of his base salary and targeted bonus, as defined, plus accrued and unpaid bonus.   In the event of Mr. Eichner’s death, the Company is obligated to pay him his annual salary and bonus through the date of death.

The Eichner Agreement also includes certain restrictive covenants that limit Mr. Eichner’s ability to compete with the Company or to divulge certain confidential information concerning the Company during his period of employment and for a period of 12 months after termination of his employment.

Executive Employment Agreement with Mr. Benoist.  The Company entered into an Executive Employment Agreement with Mr. Benoist dated October 1, 2002 (the “Benoist Agreement”).   The following is intended to be a general summary of the provisions of the Benoist Agreement.   The agreement specifies that Mr. Benoist will serve as Executive Vice President of the Company, and the Chairman and Chief Executive Officer of the Company’s subsidiary, Enterprise Bank & Trust, for an initial term of three years.  The term may be extended by mutual written agreement of Mr. Benoist and the Company.   The duties and responsibilities of Mr. Benoist are specifically identified in the Benoist Agreement and are believed to be consistent with the duties and responsibilities of someone in that position for a financial services company.

The Benoist Agreement provides that Mr. Benoist will receive a minimum annual base salary of $250,000 and is further entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Executive Vice President of the Company as determined by the Compensation Committee.

The Benoist Agreement also grants to Mr. Benoist stock options for 50,000 common shares at $10.25 per share.  Options will vest and become exercisable at the rate of 16,667 shares per year starting on October 1, 2003 through October 1, 2005.   Mr. Benoist will also be eligible for additional stock option grants annually as determined by the Board of Directors under plans amended or adopted by the Company from time to time.

The Benoist Agreement provides no exact termination date, but provides for various potential circumstances for termination by the Company or Mr. Benoist.  These circumstances include mutual agreement, by the Company for “cause” (as defined in the Benoist Agreement), by the Company without cause at any time (as defined in the Benoist Agreement), by the Company due to Mr. Benoist’s disability (as defined in the Benoist Agreement), and by Mr. Benoist in connection with a “change of control” (as defined in the Benoist Agreement).

The method of termination determines the amount of compensation, if any, due to Mr. Benoist in connection with such termination.  Generally, Mr. Benoist is entitled to payment of salary and bonus through his date of termination.  If the Company terminates him “other than for cause”, he shall be paid as severance compensation his base salary through the remaining period of the Benoist Agreement or the one-year period commencing on the termination date (whichever period is shorter) plus any accrued and unpaid bonus.  If he is terminated in connection with a “change of control”, Mr. Benoist is entitled to an amount equal to 24 months of his base salary and targeted bonus, as defined, plus accrued and unpaid bonus.   In the event of Mr. Benoist’s death, the Company is obligated to pay him his annual salary and bonus through the date of death.

The Benoist Agreement also includes certain restrictive covenants that limit Mr. Benoist’s ability to compete with the Company or to divulge certain confidential information concerning the Company during his period of employment and for a period of 12 months after termination of his employment.

Other employment agreements.  Each of the named executive officers, serves pursuant to an Employment Agreement with the Company.  The Agreements do not have specific termination dates other than death or disability of the officer.  In the event of a termination for cause, (as defined) the officer will only be entitled to payment of base salary through the date of termination.  Except for Mr. Marsh, if the officer (i) is terminated without Cause, (ii) is not offered employment after a Change of Control or (iii) voluntarily resigns, he will be entitled to compensation for 24 months in an annual amount equal to 100% of his base salary as of the end of the most recent quarter plus the average of his bonus compensation for the two most recent years prior to termination.  The two-year payment period is designed to coincide with the non-compete covenants in the agreements, which provide that the officer will not, for the period of employment and two years thereafter, solicit customers of the Company to become customers of another entity or induce, or seek to induce, employees to leave the employ of the Company.

If Mr. Marsh voluntarily resigns with at least 90 days notice, the Company within 30 days after such termination will pay all accrued salary and bonus compensation, to the extent earned, and other benefits.  At the time Mr. Marsh notifies the Company of a voluntary resignation, he must also notify the Company of the identity of his new employer.  After such notice, the Company shall have ten days to elect to pay Mr. Marsh his then effective base salary for one year after such voluntary termination during which time Mr. Marsh is subject to non-compete and non-solicitation provisions.  Within 30 days after a Change of Control, Mr. Marsh may elect a voluntary termination as described above.  At that time, he may elect a severance payment of an amount equal to his base salary and his targeted bonus in return for a one-year non-compete and non-solicitation provision.  If Mr. Marsh elects not to receive the severance, he shall not be subject to the non-compete provisions.  If he does not elect a voluntary termination within 30 days and is terminated after a Change of Control, Mr. Marsh will be paid for one year an amount equal to his base salary and his targeted bonus in return for a one-year non-compete and non-solicitation provision.

Compensation Committee Interlocks and Insider Participation

The function and members of the Company’s Compensation Committee are set forth above.  All Committee members are independent and none of the Committee members have served as an officer or employee of the Company or a subsidiary of the Company.

Some of the directors (including members of the Compensation Committee) and officers of the Company and of its subsidiary bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments.  All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.  As of December 31, 2004, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $16,500,000.

Performance Graph

Effective February 8, 2005, the Common Stock of the Company became listed on the NASDAQ National Market exchange.  Prior to that time, the Common Stock traded over the counter and quoted on the NASDAQ Bulletin Board.  The following graph depicts the cumulative total shareholder return on the Company’s Common Stock from December 31, 1999 through December 31, 2004.  The graph compares the Common Stock of the Company with the NASDAQ Stock Market Composite Index for United States Companies and an industry peer group.  The peer group is determined using SIC code 6710-6719, a group of bank and financial holding companies, which are NASDAQ traded and are similar in nature to the Company.  The comparisons reflected in the graph, however, are not intended to forecast the future performance of the Common Stock of the Company and may not be indicative of such future performance.  The graph assumes an investment of $100.00 in the Common Stock and each index on December 31, 1999 and the reinvestment of all dividends.  The beginning stock price for the Company’s Common Stock was $18.25 per share on December 31, 1999 and the ending price was $18.50 per share on December 31, 2004.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Enterprise Financial	100.0	87.7	63.1	68.6	76.8	101.5
Nasdaq Market	100.0	60.3	47.8	33.1	49.4	53.8
Peer Group	100.0	117.4	128.4	131.4	150.7	150.4

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year end, is not a trading day, the preceding day is used.
D.	The index level for all series was set to $100.00 on December 31, 1999.
E.	Data for Enterprise Financial Services Corp was provided by the Company based upon periodic trading data.
F.	Market and Peer Group data was supplied by The University of Chicago Graduate School of Business, Center for Research in Security Prices.

Information Regarding Beneficial Ownership of Principal Shareholders,
Directors and Management

The following table sets forth, as of March 9, 2005, certain information regarding ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of the Company’s Common Stock (ii) each director of the Company, the named executive officers, and (iii) all directors and executives officers as a group.  As of March 9, 2005 there were 9,972,250 shares of Common Stock outstanding.

Beneficial Owner	Number of shares	Percentage Ownership (1)(2)

Kevin C. Eichner (3) (4) (5) 150 N. Meramec St. Louis, MO 63105	663,409	6.7%
Paul R. Cahn (6)	285,629	2.9%
Paul J. McKee, Jr. (3) (7)	199,071	2.0%
Peter F. Benoist (3) (8)	193,713	1.9%
Robert E. Guest, Jr. (9)	185,716	1.9%
James C. Wagner (3) (4) (10)	160,115	1.6%
Robert E. Saur (11)	132,435	1.3%
James J. Murphy, Jr. (12)	101,709	1.0%
Jack L. Sutherland (3) (4) (13)	84,509	*
Henry D. Warshaw (3) (14)	76,657	*
Birch M. Mullins (15)	54,550	*
Richard S. Masinton (16)	43,621	*
Stephen C. Marsh (3) (17)	32,700	*
William H. Downey (18)	13,000	*
Sandra VanTrease	—
All Directors and Executive Officers as a Group (17 persons)	2,281,332	22.9%

*	Less than 1%

(1)

Pursuant to the rules of the Securities and Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  All directors and executive officers as a group hold options to purchase an aggregate of 483,949 shares of Common Stock.

(2)	Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)

Includes options outstanding and exercisable as of December 31, 2004, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Eichner, 181,114 shares; Mr. McKee 5,000 shares; Mr. Benoist, 87,313 shares; Mr. Warshaw, 24,877 shares; Mr. Sutherland, 60,657 shares; Mr. Marsh 25,000 shares; Mr. Wagner 64,694 shares; all directors and named executive officers as a group, 448,655 shares.

(4)

Represents shares held by EBSP III, LLC which total 63,707 shares.  Mr. Eichner, Mr. Wagner and Mr. Sutherland each own 1/7th interest in the LLC.  Ownership for Messrs. Wagner and Sutherland includes their respective 1/7th interest or 9,101 shares.  Ownership for Mr. Eichner includes 63,707 shares.

(5)

Includes 294,650 shares held by Meramec Enterprise Holdings, LLC as to which Mr. Eichner has sole voting and investment power.  Includes 38,550 shares held in the name of Mr. Eichner in which he has sole voting and investment power and 87,452 shares held in Mr. Eichner’s trust in which he has sole voting and investment power.

(6)

Includes 15,000 shares held in trust for the benefit of Mr. Cahn’s spouse, as to which Mr. Cahn has shared voting and investment power; 1,000 shares held by the spouse of Mr. Cahn as to which Mr. Cahn has shared voting and investment power; and 269,629 shares held of record by Cahn Family Partnership, L.P., as to which Mr. Cahn has shared voting and investment power.

(7)

Includes 3,706 shares held in a trust for the benefit of Mr. McKee as to which Mr. McKee has sole voting and investment power; 151,387 shares held in a trust for the benefit of Mr. McKee’s spouse as to which Mr. McKee has shared voting and investment power; and 38,978 shares held in an Individual Retirement Account for the benefit of Mr. McKee as to which Mr. McKee has sole voting and investment power.

(8)	Includes 106,400 shares held jointly by Mr. Benoist and his spouse as to which Mr. Benoist has shared voting and investment power.

(9)

Includes 36,000 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 3,020 shares held in the name of Mr. Guest as to which Mr. Guest has sole voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power; 35,811 shares held in a trust for the benefit of Mr. Guest’s children as to which Mr. Guest is a co-trustee and has shared voting and investment power; includes 102,665 shares held by the spouse of Mr. Guest as to which Mr. Guest has shared voting and investment power. Excludes 205,330 shares held in a trust as to which Mr. Guest is an administrative co-trustee.

(10)

Includes 70,850 shares held jointly by Mr. Wagner and his spouse as to which he has shared voting and investment power and 15,470 shares held in a trust for the benefit of Mr. Wagner’s children, nieces and nephews, as to which Mr. Wagner is a co-trustee and has shared voting and investment power.

(11)

Includes 60 shares held in the name of Mr. Saur as to which Mr. Saur has sole voting and investment power; 116,940 shares held in a trust for the benefit of Mr. Saur as to which Mr. Saur has sole voting and investment power; and 15,435 shares held in a family partnership as to which Mr. Saur has shared voting and investment power.

(12)	Includes 101,709 shares held in the name of Mr. Murphy as to which Mr. Murphy has sole voting and investment power.

(13)

Includes 7,143 shares held jointly by Mr. Sutherland and his spouse as to which he has shared voting and investment power and 7,608 shares held in the name of Mr. Sutherland in which he has sole voting and investment power.

(14)

Includes 25,740 held in an Individual Retirement Account for the benefit of Mr. Warshaw, as to which Mr. Warshaw has sole voting and investment power; and 25,980 shares held in an Individual Retirement Account for the benefit of the spouse of Mr. Warshaw, as to which Mr. Warshaw has shared voting and investment power; and 60 shares in the name of Mr. Warshaw as to which Mr. Warshaw has sole voting and investment power.

(15)

Includes 53,550 shares held in the name of Mr. Mullins as to which Mr. Mullins has sole voting and investment power and 1,000 shares held in trust for the benefit of Mr. Mullins as to which Mr. Mullins has sole voting and investment power.

(16)

Includes 857 shares held in a trust of the spouse of Mr. Masinton, for the benefit of the spouse of Mr. Masinton, as to which Mr. Masinton has shared voting and investment power; 500 shares held in an Individual Retirement Account for the benefit of Mr. Masinton as to which Mr. Masinton has sole voting and investment power; and 42,264 shares held in a trust for the benefit of Mr. Masinton as to which Mr. Masinton has sole voting and investment power.

(17)	Includes 7,700 shares held in a trust for the benefit of Mr. Marsh as to which Mr. Marsh has sole voting and investment power.

(18)	Includes 13,000 shares held in name of Mr. Downey as to which Mr. Downey has sole voting and investment power.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS - (Proposal No. 2)

The Company engaged KPMG LLP to audit the Company’s financial statements for the fiscal years ended December 31, 2004, 2003 and 2002.  Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Audit Committee has selected KPMG LLP to be the independent public auditors for calendar year 2005 and recommends that the shareholders ratify the appointment of the auditors.  Although shareholder approval is not required, it is the policy of the Board of Directors to request, whenever possible, shareholder ratification of the appointment or reappointment of independent public auditors. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee will review the selection of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG
LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and all persons who beneficially own more than 10 percent of our Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of our Securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year ended December 31, 2004, or written representations from certain reporting persons, we believe that all reporting persons except Messrs. Downey and McKee made all filings required by Section 16(a) in a timely manner.  Both Mr. Downey and Mr. McKee failed to file a Form 4 reporting purchases of Company shares.  Both have since filed the required Form 4.

PROPOSALS OF STOCKHOLDERS

Shareholders are entitled to present proposals for action at a forthcoming Shareholders’ meeting if they comply with the requirements of the SEC proxy rules.  Any proposals intended to be presented at the 2006 Annual Meeting of Shareholders of the Company must be received at the Company’s principal office at 150 N. Meramec, Clayton, Missouri 63105 on or before December 6, 2005 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein.  If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgement as to the best interests of the Company on such matters.

By Order of the Board of Directors,

Karen K. Sher, Secretary

ENTERPRISE FINANCIAL

150 NORTH MERAMEC
CLAYTON, MO 63105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Enterprise Financial Services Corp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ENTRP1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENTERPRISE FINANCIAL SERVICES CORP

Vote on Directors

1. ELECTION OF DIRECTORS
Election of 12 directors to hold office until the next Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified.

01) Paul J. McKee, Jr.	07) Richard S. Masinton
02) Kevin C. Eichner	08) Birch M. Mullins
03) Peter F. Benoist	09) James J. Murphy, Jr.
04) Paul R. Cahn	10) Robert E. Saur
05) William H. Downey	11) Sandra A. Van Trease
06) Robert E. Guest, Jr.	12) Henry D. Warshaw

For All	Withhold For All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below.

____

Vote on Proposal

	For	Against	Abstain
2. Ratification and Approval of KPMG LLP as independent auditors for the year ending December 31, 2005.	☐	☐	☐

(Please sign exactly as name appears on the label for this mailing. When stock is registered jointly, all owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ENTERPRISE FINANCIAL SERVICES CORP

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS APRIL 20, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul J. McKee, Jr and Kevin C. Eichner and each of them, with or without the other, proxies with full power of substitution to vote as designated below, all shares of stock of Enterprise Financial Service Corp (the "Company") that the undersigned signatory hereof would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Wednesday, April 20, 2005 at 4:00 p.m. and adjournment or postponement thereof, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for such meeting, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.